Exhibit 23.1

                         CONSENT OF INDEPENDENT AUDITORS

     We consent to the incorporation by reference in the Registration Statement (Form S-8 No. 333-38915) for the registration of 1,745,000 shares of common stock pertaining to the 1994 Long Term Incentive and Stock Award Plan and the 1996 Directors Stock Option Plan of The Hain Food Group, Inc. and to the incorporation by reference therein of our report dated September 10, 1998, with respect to the consolidated financial statements and schedule of The Hain Food Group, Inc. included in its Annual Report (Form 10-K) for the year ended June 30, 1998, filed with the Securities and Exchange Commission.

/s/ ERNST & YOUNG LLP

Melville, New York
December 11, 1998